Exhibit 10.35

OFFICE SUBLEASE

This Sublease (“Sublease”) is made and entered as of September 1, 2011 (“Effective Date”) by and between Brown Eassa & McLeod LLP (hereinafter referred to as the “Sublandlord”), and Brightsource Energy, Inc. (hereinafter referred to as the “Subtenant”) .

1.    Premises:  Suite 1900 consisting of approximately 9,404 rentable square feet located on the nineteenth (19th) floor (the “Premises”) of that certain real property commonly known as 1999 Harrison Street, Oakland, CA (the “Building”).

2.    Basic Term:  Subject to Section 19, the term of the Sublease shall commence upon substantial completion of the Improvements, defined as the date on which the Improvements are sufficiently complete, to enable the Subtenant to occupy and use the Premises for Subtenant’s intended purpose (“Commencement Date”) and shall expire on December 9, 2013 (“Term”). Upon request of either party, Sublandlord and Subtenant shall execute a written addendum to this Sublease (“Commencement Date Memorandum”) confirming the calendar date of the Commencement Date, once that date has been agreed by the parties.

3.    Rent:  The monthly base rent (“Rent”) for the Sublease shall be $1.70 per rentable square foot per month, i.e. $15,986.80 per month, pro-rated for partial months. On each anniversary of the Commencement Date of the Sublease, Rent shall increase by three percent (3%) per annum.

4.    Security Deposit:  Subtenant shall deposit with Sublandlord a security deposit equal in amount to the last month’s rent, i.e. $16,960.40 on the Effective Date.

5.    Use:  The Premises shall be used and occupied only for general office purposes, and for no other purposes whatsoever.

6.    Master Lease:  Sublandlord is the lessee of the Premises by virtue of a lease, hereinafter the “Master Lease,” dated 4 June 2003, by and between Oakland Property, LLC, a Delaware limited liability company, as successor in interest to LMP 1, LLC, each a Delaware Limited Liability Corporation (the “Master Landlord”), and Sublandlord. A copy of the Master Lease is attached hereto as “Exhibit A,” and incorporated by reference as though fully set forth herein. This Sublease is and shall be at all times subject and subordinate to the Master Lease.

7.    Improvements:  Prior to Subtenant’s occupation of the Premises, Sublandlord shall cause the improvements generally described on Exhibit B (“Improvements”) to be completed in accordance with the schedule set forth therein and applicable building standards and all applicable laws, rules, regulations and professional codes, at Subtenant’s cost as hereafter defined. Before proceeding with construction, Sublandlord shall obtain Subtenant’s written approval of any final plans and/or specifications to be used as the basis for awarding contracts for the design, construction or procurement of the Improvements; provided that Subtenant’s withholding of such approval shall not unreasonably delay the schedule for completion of the Improvements. In addition, before entering into such contracts for the design, construction or procurement of the Improvements, Sublandlord shall obtain Subtenant’s written approval of the lump sum price, not to exceed price, or other pricing used in such contracts. Subtenant shall be permitted to enter the Premises upon reasonable notice during the performance of the Improvements for the purposes of reviewing progress. Subtenant’s obligation to pay for the Improvements shall consist of paying the approved price(s) under each approved contract for the design, construction or procurement of the Improvements, paying for any change orders thereto approved in advance by Subtenant, and paying for any applicable governmental permit costs or applicable Master Landlord charges under the Master Lease with respect to construction of the Improvements. Sublandlord shall not mark up such prices or be entitled to any compensation for Sublandlord’s own management or efforts with respect to construction of the Improvements. Sublandlord shall obtain any required consents from Master Landlord prior to commencement of construction of the Improvements. Sublandlord and Subtenant shall cooperate with each other to allow the Improvements to be completed as soon as practicable after the Effective Date. Subtenant shall be permitted to enter the Premises upon reasonable notice during the performance of the Improvements for the purposes of reviewing progress.

8.    Condition of Premises:  Sublandlord shall leave its existing furniture currently in the perimeter offices for Subtenant’s use throughout the Term and remove all of the cubes in the open area at Sublandlord’s cost. Upon expiration of this Sublease, Subtenant shall remove any furniture and equipment placed by Subtenant in the Premises, but otherwise Subtenant shall have no obligations under this Sublease to remove existing improvements or the new Improvements at the end of the Term. Sublandlord shall be responsible for performing any removal and restoration obligations to Master Landlord under the Master Lease.

9.    Operating Expenses:  The operating expense stop shall be established using 2011 as the base year. If, during the Sublease Term, Subtenant’s proportionate share of taxes and operating expenses for the building exceeds the amount of operating expenses and taxes for 2011, Subtenant shall be responsible for such excess. Operating expenses will be calculated on a grossed-up basis reflecting variable operating expenses as if the building was 95% occupied.

10.    Access:  Subtenant shall have access to the Premises 24 hours per day, 7 days per week; provided, however, that Subtenant’s access may be limited from time to time pursuant to the Master Lease.

11.    Holdover:  Subtenant shall have no right to holdover in the Premises past the expiration or termination of this Sublease. If Subtenant holds over after the expiration of the Term, such tenancy shall be at sufferance only, and not a renewal hereof or an extension for any further term. In such case, Rent shall be payable at a rental in the amount of one hundred fifty percent (150%) of the entire Rent Sublandlord pays Master Landlord for its entire tenancy in effect as of the last month of the Term. The foregoing shall not, however, be construed as a consent by Sublandlord to any holding over by Subtenant and Sublandlord reserves the right to require Subtenant to surrender possession of the Premises upon expiration of this Sublease.

12.    Heating, Ventilation & Air Conditioning:  The Building provides heating and air conditioning (“HVAC”) when necessary for normal comfort for normal office use in the Premises from 7:00 a.m. to 6:00 p.m., Monday through Friday (collectively, the “Building Hours”), except for the date of observation of New Year’s Day, Independence Day, Labor Day, Memorial Day, Thanksgiving Day, Christmas Day, and, at Master Landlord’s discretion, other locally or nationally recognized holidays which are observed by other buildings comparable to and in the vicinity of the Building. Subtenant may utilize after-hours HVAC and lighting at its own and additional expense. In the event that Subtenant does utilize after-hours HVAC, Subtenant shall reimburse Sublandlord for the cost of the after-hours HVAC.

13.    Brokerage:  Sublandlord is represented by Colliers International, and Subtenant is unrepresented. Sublandlord has no responsibility to pay a procuring brokerage fee, and shall pay Colliers International per a separate agreement. Subtenant has no liability to pay any fee or commission to Colliers International or any other broker.

14.    Assignment and Subletting:  Subtenant shall not assign this Sublease or further sublet all or any part of the Premises without the prior written consent of Sublandlord and the Master Landlord.

15.    Remaining Obligations:  Subtenant shall hold Sublandlord free and harmless from all liability, judgments, costs, damages, claims and demands, including reasonable attorney’s fees, arising out of failure to comply with or perform Subtenant’s obligations. Sublandlord agrees to maintain the Master Lease during the entire term of the Sublease, subject, however, to any early termination of the Master Lease, in which case Sublandlord shall give Subtenant due notice of such early termination and Subtenant shall have no obligation to pay Rent to Sublandlord after the date of such termination. Sublandlord represents to Subtenant that the Master Lease is in full force and effect and that no default exists of any party to the Master Lease.

16.    Indemnity and Insurance:  Subtenant hereby assumes, with respect to Master Landlord, all of the indemnity and insurance obligations of the Sublandlord with respect to the Premises. Subtenant shall include Sublandlord as an additional named insured in complying with Master Landlord’s indemnity and insurance obligations.

17.    Authority:  Each party represents and warrants to the other that it has full authority and power to enter into and perform its obligations under this Sublease.

18.    Counterparts:  This Sublease may be executed in counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same document.

19.    Consent of Master Lessor:  The Master Lease requires that the Sublandlord obtain the consent of the Master Landlord to any subletting by Subtenant. This Sublease shall not be effective unless and until Master Landlord gives its consent to this Sublease on the terms hereof, including, without limitation, the Improvements.

20.    Dispute resolution:  In the event of any dispute regarding this Sublease agreement, the parties agree that the Alameda county superior court, Oakland branch, will be the proper venue should any litigation be commenced. The law of the state of California shall apply.

IN WITNESS WHEREOF, the parties hereto have executed this Sublease as of the Effective Date.

SUBLANDLORD:	SUBTENANT:

Brown Eassa & McLeod LLP	BrightSource Energy, Inc.
Attn: Bob Beyer	Attn.: Kris Courtney
1999 Harrison Street, Suite 1800	1999 Harrison Street, Suite 2100
Oakland, CA 94612	Oakland, CA 94612

SUBLANDLORD:	SUBTENANT:

By: /s/ Bob Beyer	By: /s/ Linda Ward Pierce

Its: Executive Director	Its: Sr VP Human Resource &
Administration

Date: 9/26/11	Date: 29 Sept 2011

EXHIBIT A

Master Lease – A copy of the Master Lease has been provided subtenant electronically. Initials below indicate subtenant’s receipt of the electronic copy of the Master Lease.

Receipt of the electronic copy of the Master Lease is hereby acknowledged.

SUBTENANT:

BrightSource Energy, Inc.

Attn.: Kris Courtney

1999 Harrison Street, Suite 2100

Oakland, CA 94612

SUBTENANT:

By: /s/ Linda Ward Pierce

Its: Sr VP Human Resource & Administration

Date: 29 Sept 2011

EXHIBIT B

Improvements

(plans to be provided)

00001 00001 RDB 651008.2